Exhibit 10.1

RESIGNATION AGREEMENT AND FULL AND FINAL RELEASE

1.	This Resignation Agreement and Full and Final Release (“Resignation Agreement”) is entered into by and between Paul Freudenthaler (“Executive”) and Freight Technologies, Inc., FKA FreightApp, Inc. (“Company”) and replaces the Termination Agreement described in the Executive Services Agreement as defined in the following section 2.

2.	Executive Services Agreement. Executive and Company are parties to an Executive Services Agreement dated September 23, 2020 (“Executive Services Agreement”) effective thru January 19, 2024 (“Resignation Date”). Executive is finalizing his engagement under the Executive Services Agreement pursuant to Section 5.2 of that agreement. Company hereby waives every one of the notice requirements set forth in the Executive Services Agreement.

3.	Compensation Pursuant to Executive Services Agreement. Executive waives his right to receive any compensation or reimbursements and acknowledges and agrees that he is owed no further compensation or benefits of any kind for services provided to the Company under the Executive Services Agreement or otherwise, except for the obligation set forth under Paragraph 4, below.

4.	Termination Payment. In exchange for the below Release and Executive’s other promises and agreements set forth in this Resignation Agreement, Company will pay to Executive (a) an agreed upon hourly rate for work performed as agreed to by the Company; (b) remaining on the Company’s medical insurance plan through March 31, 2024, and (c) full vesting of the all options vested as of the Resignation Date and continued vesting of remaining portions of the incentive stock options granted through the Resignation Date (“Termination Pay”). Executive hereby waives the right to any other payment or payments from Company.

5.	Full/Final Release. Executive fully and finally waives and releases Company and its officers, directors, owners, representatives, subsidiaries, parents, affiliates, related companies, and employees (collectively, the “Released Parties”), of and from all claims, damages, monies owed, causes of action, losses, and expenses, of any and every kind, known or unknown, as a result of any acts or omissions occurring through the date of Executive’s signature below (“Release”). Specifically included in this Release are, among other things: all tort and breach of contract claims; all claims for unpaid compensation or remuneration for work performed or services provided; all claims for alleged violations of local, state, and federal law that may be released by private agreement; and all other claims related to the Executive Services Agreement and the termination of Executive’s engagement with the Company or any other contractual obligations ever owed to Executive.

6.	Release Exceptions. Nothing herein prevents Executive from asserting claims for breach of the Resignation Agreement or from filing a complaint with, or from participating in, an investigation or proceeding conducted by any federal, state or local agency charged with enforcing any laws. However, by signing this Release, Executive hereby waives all rights to individual relief, including monetary damages, based on claims asserted in such a charge or complaint.

7.	Cooperation. Executive agrees to cooperate with Company on any outstanding legal matters about which he possesses knowledge of relevant facts, including (to the extent needed) making himself available at reasonable times for questions by Company or its attorneys and to provide truthful factual information in response to lawsuit-related inquiries. Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in the course of rendering such cooperation.

8.	Confidentiality of Resignation Agreement. Executive agrees to keep the nature and terms of this Resignation Agreement strictly confidential and not disclose the details set forth herein except: (a) to Executive’s lawyers, accountants, and immediate family members; (b) to government agencies to which the terms of this Resignation Agreement may be relevant; (c) as necessary in any legal proceedings directly related to the provisions and terms of this Resignation Agreement; (d) to prepare and file income tax forms; (e) as required by court order after reasonable notice to Company; or (f) with the prior written consent of the Company’s CEO.

9.	Reason for Resignation. Executive agrees that the reason for his resignation under the Executive Services Agreement is a personal decision for non-business-related reasons. Executive acknowledges that Company must make a public announcement related to Executive’s termination of his engagement with Company, and Executive agrees Company may announce that Executive has voluntarily ended his engagement as Chief Financial Officer of the Company for personal reasons. Executive shall not further discuss the reasons for Executive terminating his engagement and, if asked, Executive agrees he will only describe the reason for terminating his engagement with Company as a “decision for personal reasons” and provide no further characterization.

10.	Non-Admission. This Agreement is not an admission by either party of any liability, nor shall it be considered or used as evidence of any alleged liability or wrongdoing by Company or Executive.

11.	Entire Agreement and Severability. This Resignation Agreement contains and herein memorializes the entire understanding and agreement between the parties and supersedes and replaces all prior agreements made between them; provided, however that any Confidentiality Agreement signed by Executive and the Freight Technologies, Inc., Equity Incentive Plan and Stock Option Agreement shall continue in full force and effect according to their respective terms. There are no other agreements, promises, warranties, or representations between the parties regarding the subject matters addressed herein, and no other prior or contemporaneous oral or written agreement shall be a binding obligation on the parties. The provisions of this Resignation Agreement are severable, and, if any provision is found to be unenforceable, the other provisions of the Resignation Agreement shall continue to be valid, effective, and binding.

12.	Entire Agreement. No Oral Modifications. This Termination Agreement may not be modified or amended except in a writing signed by Executive and the Company CEO.

13.	Applicable Law. This Resignation Agreement is made in and shall be interpreted, enforced and governed under the laws of the State of New York.

14.	Arbitration of Disputes. Any and all disputes, claims, or disagreements arising from or related to the terms of this Resignation Agreement shall be resolved exclusively by binding arbitration by a single arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. Executive and the Company agree to waive their respective rights to a trial by a court or jury regarding such claims or disputes.

15.	Voluntary and Knowing Agreement. All parties to this Agreement have had a full and fair opportunity to consult with legal counsel. Executive agrees that he has fully read, fully understands, and voluntarily agrees to be legally bound by the terms set forth herein.

16.	Signatures. In exchange for the mutual promises and covenants referenced in this Resignation Agreement, Executive and the Company evidence their agreement by their signatures below:

Executive	Company
Paul Freudenthaler	Javier Selgas, CEO